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                                                                    Exhibit 5(a)

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minnesota power / 30 west superior  street / duluth, minnesota 55802 / telephone
         218-723-3964 Philip R. Halverson - vice president, general counsel and secretary


                                      July 13, 1998


Minnesota Power, Inc.
30 West Superior Street
Duluth, Minnesota  55802

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission by Minnesota Power, Inc. (Company) under the Securities Act of 1933, as amended, with respect to 12,987 shares, without par value, of the Company's Common Stock (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to herein as the Shares) which are to be issued in connection with the Agreement and Plan of Reorganization dated June 17, 1998, between the Company, MP Water Resources Group, Inc., Vibration Correction Services, Inc., George M. Winkler and Kathleen E. Winkler, I am of the opinion that:

         1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

         2. All action necessary to make the Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

              a) At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors) favorable action shall have been taken to approve and authorize the issuance and delivery of the Shares and any other action necessary to the consummation of the proposed issuance and delivery of the Shares;

              b) The Minnesota Public Utilities Commission shall have authorized the issuance and delivery of the Shares;

              c) The Stock shall have been issued and delivered for the consideration contemplated in the registration statement; and

              d) The Rights shall have been issued in accordance with the terms of the Rights Agreement, dated as of July 24, 1996, between the Company and the Corporate Secretary of the Company, as Rights Agent.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name therein.


                                      Very truly yours,

                                      Philip R. Halverson

                                      Philip R. Halverson


                                                      ALWAYS AT YOUR SERVICE